Exhibit 99.1

News Release

AXCELIS ANNOUNCES FINANCIAL RESULTS FOR SECOND QUARTER 2018

Company Reports Accelerated Gross Margin Performance and Remains Confident in Future Growth

BEVERLY, Mass. — August 2, 2018—Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the second quarter ended June 30, 2018.

The Company reported second quarter revenue of $119.3 million, compared to $122.2 million for the first quarter of 2018. Operating profit for the quarter was $19.3 million, compared to $18.5 million for the first quarter. Net income for the quarter was $14.7 million, or $0.43 per diluted share, compared to net income for the first quarter of 2018 of $13.9 million, or $0.41 per diluted share. Cash, cash equivalents and restricted cash were $154.9 million at June 30, 2018, compared to $148.5 million on March 31, 2018.

“We’re very pleased with our financial performance in the second quarter driven by solid revenue and earnings growth. Our gross margin initiatives continue to deliver improvements, yielding results above guidance. Demand for our products remains strong across our diverse customer base, and the industry continues to be in a robust, sustained cycle fueled by growth in IoT and big data,” said President and CEO Mary Puma. “We are still targeting our $450 million business model in 2018, and anticipate 2019 to be another solid year for equipment CAPEX.”

Business Outlook

For the third quarter ending September 30, 2018, Axcelis expects revenues of between $95 and $100 million. Gross margin in the third quarter is expected to be around 40%. Third quarter operating profit is forecasted to be approximately $8-10 million. Earnings per share is expected to be between $0.15 and $0.20.

Second Quarter 2018 Conference Call

The Company will host a conference call today at 5:00 pm ET to discuss the Company’s results for the second quarter. The call will be available to interested listeners via an audio webcast that can be accessed through the Investors page of Axcelis’ website at www.axcelis.com, or by dialing 866.588.8911 (707.294.1561 outside North America). Participants calling into the conference call will be requested to provide the company name, Axcelis Technologies, and pass code: 2690966. Webcast replays will be available for 30 days following the call.

Safe Harbor Statement

This press release and the conference call contain forward-looking statements under the Private Securities

Litigation Reform Act safe harbor provisions. These statements, which include our expectations for spending in our industry and guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are outside the control of the Company, including that customer decisions to place orders or our product shipments may not occur when we expect, that orders may not be converted to revenue in any particular quarter, or at all, whether demand will continue for the semiconductor equipment we produce or, if not, whether we can successfully meet changing market requirements, and whether we will be able to maintain continuity of business relationships with and purchases by major customers. Increased competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and instability caused by changing global economic, political or financial conditions could also cause actual results to differ materially from those in our forward-looking statements. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis:

Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for over 40 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. Learn more about Axcelis at www.axcelis.com.

Company Contacts

Investor Relations:

Doug Lawson
978.787.9552

Editorial/Media:

Maureen Hart
978.787.4266

Axcelis Technologies, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017

Revenue:
Product	$112,521	$96,539	$228,543	$178,517
Services	6,812	6,251	12,975	11,166
Total revenue	119,333	102,790	241,518	189,683
Cost of Revenue:
Product	63,913	57,689	132,287	104,486
Services	6,420	6,039	13,075	11,421
Total cost of revenue	70,333	63,728	145,362	115,907

Gross profit	49,000	39,062	96,156	73,776

Operating expenses:
Research and development	12,553	11,256	24,786	21,151
Sales and marketing	8,912	7,485	17,323	14,534
General and administrative	8,268	7,791	16,278	14,848
Total operating expenses	29,733	26,532	58,387	50,533

Income from operations	19,267	12,530	37,769	23,243

Other (expense) income:
Interest income	515	111	925	180
Interest expense	(1,127)	(1,336)	(2,464)	(2,447)
Other, net	(1,016)	16	(1,118)	(138)
Total other expense	(1,628)	(1,209)	(2,657)	(2,405)

Income before income taxes	17,639	11,321	35,112	20,838

Income tax provision (benefit)	2,970	(2,611)	6,528	(2,600)

Net income	$14,669	$13,932	$28,584	$23,438

Net income per share:
Basic	$0.46	$0.46	$0.89	$0.78
Diluted	$0.43	$0.42	$0.84	$0.72

Shares used in computing net income per share:
Basic weighted average common shares	32,214	30,589	32,154	30,183
Diluted weighted average common shares	33,942	33,168	34,048	32,779

Axcelis Technologies, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	June 30,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$147,297	$133,407
Short-term restricted cash	730	750
Accounts receivable, net	74,429	75,302
Inventories, net	129,554	120,544
Prepaid expenses & other assets	10,925	9,772
Total current assets	362,935	339,775
Property, plant and equipment, net	36,312	36,168
Restricted cash	6,915	6,723
Deferred income taxes	77,005	83,148
Other assets	25,264	22,404
Total assets	$508,431	$488,218
LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$32,633	$32,642
Accrued compensation	12,727	20,955
Warranty	4,698	4,112
Income taxes	163	273
Deferred revenue	11,927	16,181
Other current liabilities	4,542	5,124
Total current liabilities	66,690	79,287
Sales leaseback obligation	47,735	47,714
Long-term deferred revenue	3,248	1,964
Other long-term liabilities	5,144	5,643
Total liabilities	122,817	134,608
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value, 75,000 shares authorized; 32,331 shares issued and outstanding at June 30, 2018; 32,048 shares issued and outstanding at December 31, 2017	32	32
Additional paid-in capital	559,207	556,147
Accumulated deficit	(174,561)	(204,745)
Accumulated other comprehensive income	936	2,176
Total stockholders’ equity	385,614	353,610
Total liabilities and stockholders’ equity	$508,431	$488,218